Algodon Wine Estate’s Malbec Featured at Restaurant Gordon
Ramsay, a Michelin 3-Star Restaurant in London

Restaurant Gordon Ramsay
68 Royal Hospital Road, SW3 4HP
London, United Kingdom
0207-352-4441

gordonramsayrestaurants.com

Algodon Fine Wines is proud to announce that its Malbec-Bonarda 2010 is now featured on the highly acclaimed wine list of London’s famed Restaurant Gordon Ramsay, a Michelin 3-Star Restaurant, and Gordon Ramsay’s first solo restaurant. Located in Chelsea, his venue was voted Top Restaurant in the UK by a London Zagat Survey in 2001, only three years after opening, and has remained a hallmark of London ever since.

“We feel very honored to have our wine recognized by Restaurant Gordon Ramsay, and to be given a place among their Sommelier’s thoughtfully crafted list of wines” said Scott Mathis, Algodon’s founder, chairman and CEO. “This is the second Michelin 3-Star restaurant this year that has included one of our wines on their estimable wine list. For that we are grateful, and feel very fortunate. We look forward to an exciting year ahead in which many new people will be introduced to our fine wines, both in the U.K., and now also in the U.S. where we have recently become available.”

Restaurant Gordon Ramsay was founded in 1998 by Gordon Ramsay at the age of 31, representing his first wholly owned restaurant. It combines exquisite French cuisine with an intimate ambiance, designed by none other than Fabled Studio, seating a maximum of 45 guests. Clare Smyth MBE was appointed Chef Patron in 2007, becoming the only female Chef in the UK to hold a three Michelin star accolade.

Restaurant Gordon Ramsay has received international praise such as The S. Pellegrino World’s 50 Best Restaurants, and as a result of its recognition, reservations typically must be made 3 months in advance. The Good Food Guide rates it as the second best restaurant in the country, only bettered by The Fat Duck, which also carries Algodon’s award winning Malbec wines. This stands as a testament to the high quality and international recognition that Algodon Fine Wines have achieved.

About the Gordon Ramsay Group

The Gordon Ramsay Group comprises of the restaurant business of acclaimed chef, restaurateur, TV personality and author Gordon Ramsay. It employs more than 700 people in London where it has a collection of 14 restaurants. The Group has a total of 31 restaurants globally and 7 Michelin stars, with international restaurants from Europe to the US and the Middle East. Restaurant Gordon Ramsay in Chelsea is the Group's flagship venue, which has held three Michelin-stars for 15 years. For more information, click here.

How to Order Algodon Fine Wines

Algodon Fine Wines are available within the United States through Sherry-Lehmann’s retail storefront in NYC as well as on the company’s website Sherry-Lehmann.com. Sherry-Lehmann, established in 1934 and celebrating its 83rd year in business, has been renowned as "Retailer of the Year" (The Wine Enthusiast), "New York's #1 Wine Shop" (Zagat), and the "#1 Wine Shop in America" (Forbes). Algodon Group will be offering shareholders of record a 25% discount on all purchases through the Sherry-Lehmann online wine shop, utilizing the promotional code VINO1234. For more information, please visit Algodon Fine Wine’s website at www.AlgodonFineWines.com.

For those interested in experiencing Restaurant Gordon Ramsay, reservations may be made by clicking here, or via telephone at 0207 352 4441.

Restaurant Gordon Ramsay’s Social Media is Viewable Below:

To learn more about Algodon Group, please visit www.AlgodonGroup.com.

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